Exhibit 99.2

  Contact:
          Bob McMullan
          Chief Financial Officer
          GlobeSpan, Inc
          +1-732-345-7558

          Kim Gower
          PairGain Technologies, Inc.
          +1-714-832-9922



GLOBESPAN CLOSES PAIRGAIN'S MICROELECTRONICS GROUP ACQUISITION

RED BANK, NEW JERSEY AND TUSTIN, CA - FEBRUARY 25, 2000 - GlobeSpan, Inc. (NASDAQ:GSPN), a), a leading provider of integrated circuit, software and systems designs for digital subscriber line (DSL) applications and PairGain Technologies, Inc. (NASDAQ:PAIR), a leader in DSL access systems, today announced they closed the purchase and sale of PairGain's microelectronics group, designers of integrated circuits and software for DSL applications, to GlobeSpan.

The purchase price was a combination of 1,081,197 shares of GlobeSpan common stock and a $90.0 million subordinated redeemable convertible note.

About GlobeSpan

GlobeSpan, Inc. is a leading worldwide developer of advanced DSL chipsets, which enable data transmission over the existing network of copper telephone wires, known as the local loop, at rates over 100 times faster than today's commonly deployed 56K modems. To date, the company has shipped several million DSL chipsets, representing a significant share of this emerging market, to a customer base of more than 100 DSL equipment manufacturers. GlobeSpan, Inc. is based at 100 Schulz Drive, Red Bank, New Jersey 07701 and can be reached by phone at + 1-732-345-7500. The company's web site is WWW.GLOBESPAN.NET. GlobeSpan is a trademark of GlobeSpan, Inc.

About PairGain Technologies, Inc.

PairGain is the leader in the design, manufacture and sale of DSL networking systems. Service providers and private network operators worldwide use PairGain's products to deploy DSL-based services such as high-speed Internet and remote LAN access. On February 23, 2000 the company announced that it had reached an agreement with ADC Telecommunications (NASDAQ: ADCT) for the acquisition of PairGain by ADC.

Additional information about the company is available on the Internet at WWW.PAIRGAIN.COM.

# # #

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting both GlobeSpan's and PairGain Technologies' operations, markets, services and related products, prices and other factors discussed in GlobeSpan's recent prospectus and other periodic filing with the Securities and Exchange Commission and PairGain's periodic filings with the Securities and Exchange Commission.